Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:48 PM 10/24/2019
FILED 02:48 PM 10/24/2019
SR 20197720214 - File Number 7670577

CERTIFICATE OF TRUST

OF

VS TRUST

This Certificate of Trust of VS Trust (the “Trust”), is being duly executed and filed by the undersigned trustees (constituting all of the trustees of the Trust), to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et se.q.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is VS Trust.

2. Delaware Trustee. The name and the business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811 of the Act.

DELAWARE TRUSTEE:

Wilmington Trust, National Association, as Delaware Trustee

By:	/s/ David B. Young
Name:	David B. Young
Title:	Vice President